Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	State of Organization
InPoint Addison Belvedere, LLC	Delaware
InPoint Addison Meridian, LLC	Delaware
InPoint Chicago Bryn Mawr, LLC	Delaware
InPoint Portland Fitz, LLC	Delaware
InPoint CS Loan, LLC	Delaware
InPoint JPM Loan, LLC	Delaware
InPoint REIT Holdings, LLC	Delaware
InPoint REIT Operating Partnership, LP	Delaware
InPoint TRS, LLC	Delaware
InPoint Sub-REIT, LLC	Delaware
InPoint Sub-REIT Common, LLC	Delaware
Sound Point CRE CLO 2020-1 Co-Issuer, LLC	Delaware
Sound Point CRE CLO 2020-1 Issuer, Ltd.	Cayman Islands
Sound Point CRE CLO 2020-1 Holder, LLC	Delaware